Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM1

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-232186) of Tradeweb Markets Inc. of our report dated December 17, 2018, except for the impact of the amendment to the LLC agreement discussed in Note 2 to the consolidated financial statements, as to which the date is May 20, 2019 relating to the financial statements which appear in this Form 10-K.

/s/ PricewaterhouseCoopers LLP
New York, New York
February 21, 2020

1The title of the consent should match that of the audit report (independent registered public accounting firm or independent accountants). See section 1.3 of the Reporting Guide for additional information.